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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made a part of this registration statement.

It should be noted that we have performed no audit procedures subsequent to February 20, 2002, the date of our report. Furthermore, we have not made an audit of any financial statements of Allied Capital Corporation and subsidiaries as of any date or for any period subsequent to December 31, 2001, the date of the latest financial statements covered by our report.

/s/ ARTHUR ANDERSEN LLP

Vienna, Virginia
May 8, 2002